[Kirkland & Ellis LLP Letterhead]

Exhibit 5.1

                    , 2007

The Yankee Candle Company, Inc.

and the Guarantors set forth below

16 Yankee Candle Way

South Deerfield, MA 01373

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to The Yankee Candle Company, Inc., a Massachusetts corporation (the “Issuer”), Yankee Holding Corp., a Delaware corporation (the “Parent Guarantor”), Quality Gift Distributors, Inc., a Delaware corporation, Aroma Naturals, Inc., a Delaware corporation, Yankee Candle Restaurant Corp., a Delaware corporation, Yankee Candle Admin, LLC, a Virginia limited liability company (the “Subsidiary Guarantors,” and collectively with the Parent Guarantor, the “Guarantors” and, collectively with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of (a) $325,000,000 in aggregate principal amount of the Issuer’s 8 1/2% Senior Notes due 2015, Series B (the “Senior Exchange Notes”) and (b) $200,000,000 in aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2017, Series B (the “Senior Subordinated Exchange Notes, and together with the Senior Exchange Notes, the “Exchange Notes”) and the registration by the Guarantors of the guarantees of the Senior Exchange Notes (the “Senior Exchange Guarantees”) and the guarantees of the Senior Subordinated Exchange Notes (the “Senior Subordinated Exchange Guarantees,” and together with the Senior Exchange Guarantees, the “Exchange Guarantees”) pursuant to a Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2007 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

The Senior Exchange Notes and the Senior Exchange Guarantees are to be issued pursuant to a Senior Note Indenture, dated as of February 6, 2007, among Yankee Acquisition Corp., a Delaware corporation (predecessor to the Issuer) (“Mergerco”), the Parent Guarantor and HSBC Bank, USA, National Association, as trustee (the “Trustee”), as supplemented by the Senior Note Supplemental Indenture, dated as of February 6, 2007, by and among the Issuer, the Subsidiary Guarantors and Trustee (as may be amended or supplemented from time to time, the

The Yankee Candle Company, Inc.

                , 2007

“Senior Indenture”). The Senior Subordinated Exchange Notes and the Senior Subordinated Exchange Guarantees are to be issued pursuant to a Senior Subordinated Note Indenture, dated as of February 6, 2007, among Mergerco, the Parent Guarantor and the Trustee, as supplemented by the Senior Subordinated Note Supplemental Indenture, dated as of February 6, 2007, by and among the Issuer, the Subsidiary Guarantors and Trustee (as may be amended or supplemented from time to time, the “Senior Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding (a) 8 1/2% Senior Notes due 2015 and (b) 9 3/4% Senior Subordinated Notes due 2017 (the “Existing Notes”) and the guarantees thereof, of which $325,000,000 in aggregate principal amount with respect to the 8 1/2% Senior Notes due 2015 and $200,000,000 in aggregate principal amount with respect to the 9 3/4% Senior Subordinated Notes due 2017 are subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of Mergerco and the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (ii) the Indentures, (iii) the Registration Statement, (iv) the Registration Rights Agreement, dated as of February 6, 2006, by and among Mergerco, the Parent Guarantor, Merrill Lynch Fenner, Pierce & Smith Incorporated and Lehman Brothers Inc. and (v) the Registration Rights Joinder Agreement, dated February 6, 2007, by and among the Issuer and the Guarantors.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of the parties to obtain certain remedies.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration

The Yankee Candle Company, Inc.

                , 2007

Statement becomes effective, (ii) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indentures and duly delivered to the holders thereof in exchange for the Existing Notes, the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York or the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Exchange Notes will be binding obligations of the Issuer, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Edwards Angell Palmer & Dodge LLP that such Exchange Notes have been duly authorized and that the execution and delivery of, and the performance by the Issuer of its obligations under, the Exchange Notes will not violate the law of the Commonwealth of Massachusetts, and we have made no investigation of, and do not express or imply an opinion on, the laws of such state. For purposes of our opinion that the Exchange Guarantees will be binding obligations of Yankee Candle Admin, LLC, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Hogan & Hartson L.L.P. that such Exchange Guarantees have been duly authorized, executed and delivered, and do not conflict with, or require consents under, the law of the State of Virginia. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,